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EXHIBIT NO. 99
  PRESS RELEASE DATED JANUARY 24, 1996

               LINCOLN LIFE TO BUY UNUM'S TAX-SHELTERED BUSINESS


FORT WAYNE, IN: Jan. 24 1996 -- The Lincoln National Life Insurance Company, a part of Lincoln National Corporation, announced today that it has reached a definitive agreement to acquire the group tax-sheltered annuity business from UNUM Life Insurance Company of America and First UNUM Life Insurance Company of New York, affiliates of UNUM Corporation.
     The acquisition, which is subject to regulatory approvals, involves about 1,700 group contracts and has assets under management of $3.2 billion. The purchase price is approximately $70 million.
     UNUM America announced its intention last fall to withdraw from the tax-sheltered annuity business. Tax-sheltered annuities are a tax-deferred retirement plan available to employees of institutions which are tax-exempt under section 501(c)(3) of the Internal Revenue Code and certain educational institutions.
     "This transaction further solidifies Lincoln Life's position as the leader in the annuity business where we enjoy a reputation of high customer satisfaction, growth and financial strength," said John Boscia, president of Lincoln Life. With this transaction, Lincoln Life's tax-qualified annuity assets under management will exceed $32 billion.
     "This acquisition is a perfect strategic fit for Lincoln Life which is committed to further building its annuity business," Boscia said.
     James F. Orr III, chairman and chief executive officer of UNUM Corporation, said, "As an asset accumulation vehicle, tax-sheltered annuities are not a strategic fit with UNUM's core disability and special risk businesses. This agreement supports our decision last year to find a buyer that is financially strong, committed to the annuity business and known for providing quality service. Between now and closing, we will maintain our commitment to our tax-sheltered annuity customers by providing quality service and sound management.
     Following the sale, we will continue to sharpen the focus of our operations and make the very best use of our capital and other resources," Orr said. "Including the purchase price of approximately $70 million, we expect to generate approximately $160 million in capital from this transaction. Plans for the use of this capital may include repaying debt, investing in existing or new businesses and buying back UNUM stock."
     Included in the agreement is the sale of the tax-sheltered annuity business written by UNUM America and First UNUM in New York state. Lincoln Life said that it intends to establish a subsidiary in New York and has met with state regulators to discuss its plans.
     Boscia and Orr said they expected the transaction will be completed by late summer. Approximately 215 positions within UNUM directly support the group tax-sheltered annuity business, including about 185 in Portland, Maine, headquarters of UNUM. Lincoln Life said its intent is to maintain a presence in Portland for at least a year after closing and at related field locations for at least six months after closing.
     Lincoln Life, the nation's 11th largest life insurance company, is an affiliate of Lincoln National Corporation (NYSE: LNC) which owns and operates financial services businesses that provide individual life insurance, annuities, pensions, property-casualty insurance, life-health reinsurance, mutual funds and investment services. LNC, which has its headquarters in Fort Wayne, has assets of more than $60 billion and annual revenues of more than $6 billion.
     UNUM Life Insurance Company of America is an affiliate of the Portland, Maine based UNUM Corporation (NYSE: UNM), North America's leading provider of disability insurance products and services, and a provider of employee benefits and long term care insurance. The corporation also markets special risk products and is a leading reinsurer of long term disability and other specialty insurance business. UNUM and its affiliates have offices in the United States, Canada, the United Kingdom and the Pacific Rim. UNUM Corporation assets at the end of the third quarter totaled $14.1 billion.




For further information, contact:

MEDIA:
------

Scott Bushnell
Lincoln National Corporation
219/455-7512

Diane Cantello
UNUM Corporation
207/770-4495

ANALYSTS:
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Daniel Weber
Lincoln National Corporation
219/455-2336

Kent Mohnkern
UNUM Corporation
207/770-4392